UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  May 17, 2019

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GMO	NYSE American and Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02                   Unregistered Sales of Equity Securities

As previously disclosed, General Moly, Inc. (the “Company”) executed a Securities Purchase Agreement (the “MHMI Purchase Agreement”) with Mount Hope Mines, Inc. (“MHMI”).  Pursuant to the MHMI Purchase Agreement, MHMI agreed to  purchase $500,000 of convertible shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company.

The Preferred Stock is being issued at a price of $100.00 per share, and each share of the Preferred Stock will be convertible at any time at the holder’s discretion into 370.37 shares of common stock of the Company.  The Preferred Stock carries a 5% annual dividend, which may be paid, in the Company’s sole discretion, in cash, additional shares of Preferred Stock or a combination thereof.  The Preferred Stock will vote together with the Company’s common stock as a single class on an as-converted basis.  The Preferred Stock is mandatorily redeemable at such time that the Company’s senior convertible promissory notes issued in December 2014 become due and payable in accordance with their terms, as such terms may be modified from time to time.

On May 17, 2019, the Company and MHMI completed the closing of 5,000 shares of Preferred Stock for a purchase price of $500,000.  The offer, issuance and sale of the Preferred Stock is being made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder.

The foregoing description of the MHMI Purchase Agreement does not purport and is not intended to be complete and is qualified in its entirety by reference to the full text of the MHMI Purchase Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

In addition, on May 20, 2019, the Company requested the third closing under the Securities Purchase Agreement dated effective March 21, 2019, by and among the Company and Bruce D. Hansen, the Company’s Chief Executive Officer, and Robert I. Pennington, the Company’s Chief Operating Officer (the “Investors”).  The third closing, which will occur on or before May 28, 2019, will be in the amount of $300,000 of Preferred Stock, or 3,000 shares, as follows:

Investor Name	Number of Shares of Preferred Stock

Bruce D. Hansen	2,667

Robert I. Pennington	333

The offer, issuance and sale of the Preferred Stock is being made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated thereunder. In accordance with the Company’s policies for approving related party transactions, this transaction was approved by the Audit Committee of the Company’s Board of Directors, as well as the disinterested members of the full Board of Directors.

Item 8.01                   Other Events

As previously disclosed, Eureka Moly, LLC (“Eureka Moly”) has entered into a settlement agreement with a Kobeh Valley, Nevada ranching family (“Ranchers”), resolving the last set of protests pending before the Nevada State Engineer pertaining to the Mt. Hope Project’s water rights applications.

On May 17, 2019, Eureka Moly funded an initial payment of $1 million into a trust account in accordance with the terms of the settlement agreement; distribution to the Ranchers will be pending issuance of the water permits.  With receipt of the payment of this amount into the trust, on May 21, 2019, the Ranchers filed their withdrawal of all protests and forfeiture of any judicial review of the anticipated approval of the water applications and issuance of the water permits from the Nevada State Engineer.  Additionally, the Ranchers have agreed not to oppose any other proceedings with any state or federal agency related to the Mt. Hope Project.

Under this settlement, the Company is working with the Nevada State Engineer to address potential permit terms for approval of the applications and receiving the water permits.

On May 23, 2019, the Company issued a press release announcing the foregoing matters.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                           Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

3.1	Certificate of Designations of Series A Preferred Stock (Filed as Exhibit 3.1 to our Current Report on Form 8-K filed on March 28, 2019.)
10.1

Securities Purchase Agreement dated effective May 17, 2019, by and among General Moly, Inc. and each of the persons whose names are set forth on the Schedule of Investors attached thereto as Exhibit A.

10.2

Securities Purchase Agreement dated effective March 21, 2019, by and among General Moly, Inc. and each of the persons whose names are set forth on the Schedule of Investors attached thereto as Exhibit A (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed on March 28, 2019.)

99.1	Press Release of General Moly, Inc. dated May 23, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: May 23, 2019	By:	/s/ Amanda Corrion
Amanda Corrion
Principal Accounting Officer